Exhibit 10.2

AMENDMENT NO. 1
TO
CONSULTING AGREEMENT

October 31, 2007

This Amendment No. 1 (this “Amendment”) to that certain Consulting Agreement effective as of August 31, 2007 (the “Agreement”) is made as of October 31, 2007 between Axion Power International, Inc., a Delaware corporation (the “Company”), and Andrew Carr Conway, Jr., an individual (the “Consultant”), and for the limited purposes of Section 1 hereof, Conway Enterprises, LLC (“CE” and together with the Company and the Consultant, the “Parties”). Capitalized terms used and not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, the Parties previously entered into the Agreement by which the Consultant agreed to provide certain financial services to the Company and act as the Company’s Chief Financial Officer; and

WHEREAS, the Parties, among other things, desire to amend certain provisions of the Agreement to clarify the vesting schedule of the stock options granted to the Consultant by the Company pursuant to the Agreement; and

WHEREAS, Section 12 of the Agreement provides that provisions of the Agreement may be amended or modified pursuant to a signed, written agreement by the Company and the Consultant.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereby agree as follows:

1. Consultant. The Parties agree and acknowledge that the parties to the Agreement are the Company and the Consultant (as those terms are defined in this Amendment). The Parties further agree that the Preamble of the Agreement is hereby amended to change the name of the Consultant to “Andrew Carr Conway, Jr., an individual” and all references to the term “Consultant” in the Agreement shall refer to “Andrew Carr Conway, Jr., an individual.”

2. Amendment. Section 4 of the Agreement is hereby amended and restated in its entirety to read as follows:

“In consideration of your agreement to devote the time to accomplish the requirements listed in this contract, we will grant you an option to purchase 80,000 shares of our common stock at an exercise price of $4.50 per share. The option shall vest 30,000 shares upon execution of this contract and then at the rate of 10,000 shares per month commencing on October 1, 2007 and continuing for the term of this contract. If your consulting relationship with us is terminated for any reason at any time during the first month, all vested options will be forfeit. Subject to the foregoing minimum length of service condition, vested options may be exercised at any time or from time to time, in whole or in part, for a period of two years. The option agreement attached hereto as “Exhibit F” shall be executed currently with this agreement.”

3. Counterparts. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

4. Governing Law. This Amendment, pursuant to Section 14 of the Agreement, shall be governed and construed as to its validity, interpretation and effect by the laws of the Commonwealth of Pennsylvania notwithstanding the choice of law rules of Pennsylvania or any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

COMPANY:

AXION POWER INTERNATIONAL, INC.

By:	/s/ Thomas G. Granville
Thomas G. Granville Chief Executive Officer

CONSULTANT:

/s/ Andrew Carr Conway, Jr.
ANDREW CARR CONWAY, JR.

FOR THE LIMITED PURPOSES OF SECTION 1

AGREED TO AND ACKNOWLEDGED:

CONWAY ENTERPRISES, LLC

By:	/s/ Andrew Carr Conway, Jr.
Andrew Carr Conway, Jr. Sole Member